Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MASSEY EXPLORATION CORP.", CHANGING ITS NAME FROM "MASSEY EXPLORATION CORP." TO "NEVADA GOLD CORP.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JULY, A.D. 2012, AT 5:20 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4990217 8100

AUTHENTICATION: 9728844

120862712

DATE: 07-23-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:27 PM 07/23/2012
FILED 05:20 PM 07/23/2012
SRV 120862712 - 4990217 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MASSEY EXPLORATION CORP.
a Delaware Corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

MASSEY EXPLORATION CORP. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL"), through its duly authorized officers and by authority of its Board of Directors do hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments (the "Amendments") are as follows:

RESOLVED, that Article I of the Corporation's Certificate of Incorporation be amended in its entirety as follows:

"The name of the Corporation shall be: NEVADA GOLD CORP."

FURTHER RESOLVED, that effective at the close of business, Eastern Time, on the date this Certificate of Amendment of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each one (1) outstanding share of the Corporation's common stock, par value of $0.001 per share, will be split and converted, automatically, without further action, into 8.5 shares of common stock. As a result, the Corporation's issued and outstanding shares of common stock shall increase from 6,300,000 to 53,550,000 shares of common stock, par value of $0.001."

(the "Amendments")

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, in accordance with Section 242 of the GCL, a majority of the Corporation's stockholders approved and authorized the foregoing Amendments by written consent in lieu of a meeting.

THIRD: That the Amendments was duly adopted in accordance with the provisions of Section 242 of the GCL.

FOURTH: That the Certificate of Amendment of the Certificate of Incorporation shall be effective on July 27, 2012.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Michael Hawitt, its duly authorized President and Principal Executive Officer this 24 day of June, 2012.

By: [signature]
Michael Hawitt
President, Principal Executive Officer and Director

{W0149210.DOC}